MEDIA RELEASE Contact:

May 14, 2014

Brandi Davis-Handy

Indianapolis Power & Light Company

317.261.8423, pager 317.393.7584

Brandi.DavisHandy@AES.com

IPL’s Plans to Build State-of-the-Art Natural Gas Plant Move Ahead

Power plant will be one of the cleanest, most efficient in Indiana

Indianapolis — Indianapolis Power & Light Company (IPL) announced today the Indiana Utility Regulatory Commission (IURC) has approved the utility’s request for a  Certificate of Public Convenience and Necessity (CPCN) so IPL can invest approximately $600 million into a new combined-cycle gas turbine (CCGT) power station near Martinsville and $36 million to convert Units 5 and 6 at the Harding Street Generation Station from coal to natural gas.

“We are pleased that the IURC approved IPL’s plans as the most cost-effective and reliable solution to replace generation that will retire as a result of increasing environmental regulations,” said IPL President and CEO Kelly Huntington.  “Building a CCGT and refueling two of our Harding Street units will ensure our ability to meet the future needs of our customers and diversify our generation portfolio.  In 2017, IPL’s reliance on coal-fired generation will have decreased to only 54% from nearly 80% ten years before, with natural gas, wind, solar and oil powering the rest of our customers’ needs.”

The new natural gas plant will generate about 650 megawatts of electricity more efficiently and with fewer environmental emissions.    The CCGT will reduce the rate of sulfur dioxide (SO2), nitrogen oxide (NOx) and particulate matter emissions by more than 98 percent as compared to the retiring Eagle Valley units. Virtually all mercury, lead and fluoride emissions will be eliminated, and water use will be reduced by 97 percent.

Plans are also underway to convert Harding Street Generating Units 5 and 6, totaling approximately 200 MW, from burning coal to utilizing natural gas to create electricity. “We are working to balance costs associated with meeting new environmental standards set by the EPA and the affordability for our customers,” said Huntington. “IPL continues to offer our wide variety of programs to help customers manage their electric bills by using energy more wisely.”

The CCGT will be located in Morgan County at IPL’s Eagle Valley Generating Station,  five miles north of Martinsville. Building the power plant in Martinsville provides a number of benefits to the community, including 660 construction jobs and 25 permanent positions at the new plant. Once complete, the project will bring about $1.6 million per year into Morgan County through local tax revenue.  The overall economic benefit to the state during construction is more than $857 million and another $48 million per year during operation.

Construction on the CCGT will begin this summer with a completion date in 2017.  The conversion of Harding Street Units 5 and 6 will begin in the fall 2015 and will be complete by early 2016.

Those interested in learning more about the project are invited to visit www.IPLpower.com/generation.    Questions about the project can be sent to IPLanswers@aes.com.

  ###

About Indianapolis Power & Light Company (IPL): Indianapolis Power & Light Company provides retail electric service to more than 470,000 residential, commercial and industrial customers in Indianapolis, as well as portions of other Central Indiana communities surrounding Marion County. During its long history, IPL has supplied its customers with some of the lowest-cost, most reliable power in the country. For more information about the company, please visit www.IPLpower.com or connect with us at www.twitter.com/IPLpower,  www.facebook.com/IPLpower or www.linkedin.com/company/IPLpower.